                          BRAUN'S FASHIONS CORPORATION
                             2400 XENIUM LANE NORTH
                            PLYMOUTH, MINNESOTA 55441

                               -------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  JULY 28, 1999

                               -------------------

To the Shareholders:

     Notice is hereby given that the Annual Meeting of Shareholders of Braun's Fashions Corporation (the "Company") will be held at 2800 LaSalle Plaza, 800 LaSalle Avenue, Minneapolis, Minnesota on Wednesday, July 28, 1999 at 3:00 p.m. Central Time for the following purposes as more fully described in the Proxy Statement accompanying this Notice:

     1. To elect two Class 2 directors to serve on the Board of Directors for a term of three years, and to ratify the appointment of one Class 3 director;

     2. To increase the number of shares of Common Stock reserved for issuance under the Company's 1997 Stock Incentive Plan from 450,000 to 675,000 shares;

     3. To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company capital stock from 10,000,000 to 15,000,000;

     4. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending February 26, 2000; and

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on May 28, 1999, are entitled to notice of and to vote at the meeting or any adjournment thereof.

     Your attention is directed to the accompanying Proxy Statement for the text of the matters to be proposed at the meeting and further information regarding each proposal to be made.

     SHAREHOLDERS UNABLE TO ATTEND THE MEETING IN PERSON ARE ASKED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH.

                              By Order of the Board of Directors


                              Nicholas H. Cook
                              Chairman of the Board
June 8, 1999
Minneapolis, Minnesota

                          BRAUN'S FASHIONS CORPORATION
                             2400 XENIUM LANE NORTH
                            PLYMOUTH, MINNESOTA 55441


                               -------------------

                                 PROXY STATEMENT

                               -------------------

                 ANNUAL MEETING OF SHAREHOLDERS - JULY 28, 1999

                       INFORMATION CONCERNING SOLICITATION
                                   AND VOTING

     This Proxy Statement is furnished by the Board of Directors of Braun's Fashions Corporation (the "Company") in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders (the "Meeting") of the Company to be held on Wednesday, July 28, 1999, at 3:00 p.m. Central Time, at 2800 LaSalle Plaza, 800 LaSalle Avenue, Minneapolis, Minnesota, and at all adjournments thereof for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. ANY PROXY IN WHICH NO DIRECTION IS SPECIFIED WILL BE VOTED IN FAVOR OF EACH OF THE MATTERS TO BE CONSIDERED. This Proxy Statement and the Notice of Meeting and Proxy are being mailed to shareholders on or about June 18, 1999.

     The close of business on May 28, 1999 has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting. At that date, the Company's outstanding voting securities consisted of 4,353,894 shares of common stock, par value $.01 per share (the "Common Stock"). On all matters which will come before the Meeting, each shareholder or his proxy will be entitled to one vote for each share of Common Stock of which such shareholder was the holder of record on the record date. The aggregate number of votes cast by all shareholders present in person or by proxy at the Meeting will be used to determine whether a motion is carried. Thus, an abstention from voting on a matter by a shareholder, while included for purposes of calculating a quorum for the Meeting, has no effect on the item on which the shareholder abstained from voting. In addition, although broker "non-votes" will be counted for purposes of attaining a quorum, they will have no effect on the vote.

     Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to its use by (i) delivering to the principal office of the Company a written notice of revocation, (ii) filing with the Company a duly executed Proxy bearing a later date or (iii) attending the Meeting and voting in person.

     The costs of this solicitation will be borne by the Company. The Company will request brokerage houses and other nominees, custodians and fiduciaries to forward soliciting material to beneficial owners of the Company's Common Stock. The Company will reimburse brokerage firms and other persons representing beneficial owners for their expenses in forwarding solicitation materials to beneficial owners.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of May 20, 1999: (i) by each of the executive officers included in the Summary Compensation Table set forth under the caption "Executive Compensation;" (ii) by each director; (iii) by all directors and executive officers of the Company as a group; and (iv) by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock.

                         NUMBER OF SHARES         PERCENT OF SHARES
     NAME                BENEFICIALLY OWNED       BENEFICIALLY OWNED
     ----                ------------------       ------------------
OFFICERS AND DIRECTORS
----------------------

Nicholas H. Cook                  97,600(1)              2.2
William J. Prange                 94,833(2)              2.1
Joseph E. Pennington              39,667(3)                *
Ralph C. Neal                     27,333(4)                *
Kathryn R. Gangstee               20,200(5)                *
Marc C. Ostrow                   220,000(6)(7)           5.0
James J. Fuld, Jr.               157,113(7)(8)           3.6
Donald D. Beeler                  25,000(9)                *
Larry C. Barenbaum                22,000(9)                *

5% SHAREHOLDERS
---------------

Benson Associates, LLC           413,500(10)             9.5

All directors and executive
officers as group (9 persons)    703,746(11)            15.3

----------
*Less than 1%

(1)  Includes 33,600 shares issuable pursuant to options granted.
(2)  Includes 94,833 shares issuable pursuant to options granted.
(3)  Includes 37,667 shares issuable pursuant to options granted.
(4)  Includes 27,333 shares issuable pursuant to options granted.
(5)  Includes 20,200 shares issuable pursuant to options granted.
(6) Mr. Ostrow's address is c/o Pennwood Capital Corporation, 477 Madison Avenue, New York, New York 10022.
(7)  Includes 10,000 shares issuable pursuant to options granted.
(8) Mr. Fuld's address is c/o James J. Fuld, Jr. Corp., 605 Third Avenue, Suite 3500, New York, New York 10158.
(9)  Includes 10,000 shares issuable pursuant to options granted.
(10) The address of Benson Associates, LLC is 111 S.W. Fifth Avenue, Suite 2130, Portland, Oregon 97204.
(11) This figure includes outstanding shares and options described in the preceding footnotes.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS
GENERAL

     The Company's Certificate of Incorporation provides that the Board of Directors be divided into three classes of directors of as nearly equal size as possible. The Company's Bylaws further provide that the total number of directors will be determined exclusively by the Board of Directors. Directors are elected for a term of three years and the terms are staggered. Larry C. Barenbaum and Donald D. Beeler are the directors in the class whose term expires at the Meeting. Management and the Board of Directors have nominated and recommended that Larry C. Barenbaum and Donald D. Beeler be reelected as Class 2 directors, to hold office until the 2002 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. Management and the Board of Directors further recommend that the shareholders ratify the appointment of William J. Prange as a Class 3 director to hold office until the 2000 Annual Meeting of Shareholders and until his successor is duly elected and qualified. All of the nominees are members of the Board of Directors of the Company and have served in that capacity since originally elected or designated as indicated below.

     There is no family relationship among the nominees or between any nominee and any of the Company's other directors.

VOTING INFORMATION

     Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect Messrs. Barenbaum and Beeler and to ratify the appointment of Mr. Prange. The affirmative vote of the majority of shares of Common Stock present and entitled to vote at the Meeting is necessary to elect each nominee. A shareholder submitting a Proxy may vote for all or any of the nominees for election to the Board of Directors or may withhold his or her vote from all or any of such nominees. IF A SUBMITTED PROXY IS PROPERLY SIGNED BUT UNMARKED IN RESPECT OF THE ELECTION OF DIRECTORS, IT IS INTENDED THAT THE PROXY AGENTS NAMED IN THE PROXY WILL VOTE THE SHARES REPRESENTED THEREBY FOR THE ELECTION OF ALL OF THE NOMINEES. All of the nominees have agreed to serve the Company as a director if elected. However, should any nominee become unwilling or unable to serve if elected, the Proxy Agents named in the Proxy will exercise their voting power in favor of such other person as the Board of Directors of the Company may recommend. The Company's Certificate of Incorporation prohibits cumulative voting and each director will be elected by a majority of the voting power of the shares present and entitled to vote at the Meeting.

     The table below gives certain information concerning the nominees and other directors:


                                  NOMINEE OR CONTINUING DIRECTOR                    DIRECTOR
 NAME                        AGE  IN TERM                                             SINCE
 ----                        ---  ------------------------------                    --------

 Larry C. Barenbaum(1)(2)(3)..........       52  Director; nominee with term            1992
                                                 expiring in 2002


 Donald D. Beeler(1)(2)...............       63  Director; nominee with term            1992
                                                 expiring in 2002

 Nicholas H. Cook.....................       58  Director with term expiring in 2001    1987

 Marc C. Ostrow(2)....................       53  Director with term expiring in 2001    1986

 William J. Prange (3)................       45  Director; nominee with term            1998
                                                 expiring in 2000

 James J. Fuld, Jr.(1)................       51  Director with term expiring in 2000    1986

----------
(1)  Member of Compensation Committee
(2)  Member of Audit Committee
(3)  Member of Nominating Committee

NOMINEES AND DIRECTORS

CLASS 2 NOMINEES

     LARRY C. BARENBAUM has served as a director of the Company since March 1992. Since November 1991, Mr. Barenbaum has engaged in investment activities and has provided consulting services to various companies in the specialty retail and services industries. From 1986 to November 1991, Mr. Barenbaum was President and Chief Executive Officer of Lawrence Jewelry Company, a fashion, wholesale jewelry distribution company he founded in 1970. Mr. Barenbaum also served as President of ACII Corp., a distributor of fashion accessories, which filed under Chapter 7 of the United States Bankruptcy Code on December 26, 1996. Mr. Barenbaum also serves on the Board of Directors of Signal Bank, United Community Bancshares Holding Company and Park National Bank.

     DONALD D. BEELER has served as a director of the Company since March 1992. Since 1986, Mr. Beeler has been Chairman and Chief Executive Officer of Snyder's Drug Stores, Inc. ("Snyder's"), a Minneapolis-based retailer which operates a chain of 56 stores. In addition, Snyder's operates a wholesale program, by contract, which supplies over 800 independent retailers in the United States.

CLASS 3 NOMINEE

     WILLIAM J. PRANGE has served the Company as President and Chief Executive Officer since March 1998 and was appointed a director of the Company in September 1998. From July 1997 through February 1998, Mr. Prange was President and Chief Merchandising Officer and from April 1995 through June 1997, he was Senior Vice President and General Merchandising Manager of the Company. From April 1994 through March 1995, Mr. Prange served as Vice President and General Merchandising Manager of the Company. From 1989 to 1994, he was President and General Merchandise Manager of American Specialty Stores (dba the id). From 1987 to 1989, he was Vice President and General Merchandise Manager of American Specialty Stores. From 1985 to 1987, Mr. Prange was Vice President and General Merchandise Manager of Prange Department Stores.

CLASS 3 DIRECTOR

     JAMES J. FULD, JR. has served as a director of the Company since 1986. From November 1986 to December 1990, he served as Secretary of the Company. Since December 1979, Mr. Fuld has been the Chairman, President and sole shareholder of James J. Fuld, Jr. Corp., a private financial and management consulting firm.

CLASS 1 DIRECTORS

     NICHOLAS H. COOK has served the Company in various capacities since 1977. Mr. Cook has been Chairman of the Board since January 1992, Chief Executive Officer from December 1990 through February 1998, and a director since October 1987. From December 1990 to June 1994, he also served as the Company's President and from February 1987 to December 1990, he was a Vice President.

     MARC C. OSTROW has served as a director of the Company since 1986. From November 1986 until November 1991, Mr. Ostrow served as Chairman of the Board of the Company, and until December 1990, also acted as President (on an unpaid basis) of Braun's Holding Company, Inc. Since 1979, Mr. Ostrow's principal occupation has been as Chairman, President and Chief Executive Officer of Pennwood Capital Corporation, a private venture capital investment and management firm.

     The Company operated its business as debtor-in-possession under Chapter 11 of the United States Bankruptcy Code from July 1996 until December 1996, when the Company's Plan of Reorganization was approved by creditors and shareholders and was confirmed by the Bankruptcy Court. All of the nominees and directors served as directors of the Company during this period, with the exception of Mr. Prange. Mr. Prange was the President of American Specialty Stores (dba the id) through March 1994. American Specialty Stores filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in September 1994.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ended February 27, 1999, the Board of Directors held six meetings. Each director attended at least 75% of the aggregate total number of meetings of the Board of Directors plus the total number of meetings of all committees of the Board on which he served.

     The Audit Committee recommends to the Board of Directors the selection of independent accountants and reviews the activities and reports of the independent accountants as well as the internal accounting controls of the Company. The Audit Committee was comprised of Messrs. Fuld, Barenbaum and Beeler and held two meetings during the last fiscal year. Effective April 8, 1999, the Audit Committee is comprised of Messrs. Beeler (Chair), Ostrow and Barenbaum.

     The Compensation Committee determines the compensation for executive officers of the Company and establishes the Company's compensation policies and practices. The Compensation Committee also grants stock options to employees of the Company, including officers who are not directors of the Company, pursuant to the Company's Stock Option Plan. The Compensation Committee was comprised of Messrs. Ostrow, Barenbaum and Beeler and held [four] meetings during the last fiscal year. Effective April 8, 1999, the Compensation Committee is comprised of Messrs. Fuld (Chair), Barenbaum and Beeler.

     On April 8, 1999, the Company formed a Nominating Committee. The purpose of this committee is to identify and present qualified persons for election and re-election to the Board of Directors. The committee does not intend to consider nominees recommended by shareholders. The Nominating Committee is comprised of Messrs. Prange and Barenbaum.

COMPENSATION OF DIRECTORS

     In fiscal 1999, the Company compensated directors who are not employed by the Company $12,000 per year, payable quarterly, plus expenses. Committee members also received $1,000 per year for serving on a committee and committee chairpersons received $2,000 per year.

1998 DIRECTOR STOCK OPTION PLAN

     Effective April 8, 1998, the Company established the 1998 Director Stock Option Plan (the "1998 Director Plan"), which provides for the issuance by the Company of a maximum of 100,000 shares of Common Stock to non-employee directors upon the exercise of options.

     The 1998 Director Plan provides for the automatic grant of non-qualified options to purchase 5,000 shares of Common Stock, at an exercise price equal to the fair market value of the shares in the month following each annual meeting of shareholders, to each non-employee director. The 1998 Director Plan is administered by the Compensation Committee. Unless previously terminated by or with the approval of the Board of Directors, the 1998 Director Plan will terminate on April 8, 2008. Options which expire, or are cancelled or terminated without having been exercised, may be regranted to other non-employee directors under the 1998 Director Plan.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 as amended (the "Securities Act") requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission (the "Commission") and The NASDAQ Stock Market. Such officers, directors and ten percent shareholders are also required by the Commission's rules to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or representation from certain reporting persons that no Forms 5 were required for such persons, the Company believes that during the fiscal year ended February 27, 1999, all Section 16(a) filing requirements applicable to its officers, directors and ten percent stockholders were complied with.


                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Decisions and recommendations regarding the compensation of the Company's executives are made by a three member Compensation Committee (the "Committee") composed entirely of non-employee directors. The Committee has responsibility to review, establish and change compensation programs for the Company's officers to most accurately reflect the current needs of the Company and best measure and reward the performances of its executives. The following is a report of the Compensation Committee of the Company describing the compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the year ended February 27, 1999.

TO THE BOARD OF DIRECTORS:

COMPENSATION PHILOSOPHY

     The Company's executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareholder value by achieving strategic Company goals. The Committee attempts to balance short and long-term considerations in appropriately rewarding individuals who are responsible for the Company's profitability, growth and enhancement of shareholder value. Compensation for executive officers consists of: (i) base salary, (ii) an annual cash incentive award, and (iii) a long-term incentive, through a stock option plan. The Committee strongly believes that management's compensation should be structured to emphasize the relationship between pay and performance by placing a portion of compensation at risk and subject to the achievement of financial goals and objectives. Additionally, such qualitative factors as leadership skills, planning initiatives, technical skills, and employee development have been deemed to be important factors to take into account in considering levels of compensation.

COMPONENTS OF COMPENSATION

     BASE COMPENSATION - It is the Company's policy to pay competitive base compensation to its executive officers, as measured against the norms for similar positions in companies of similar size and characteristics. The Committee annually reviews and, if appropriate, adjusts executive officers' salaries based on an evaluation of each officer's performance as well as the performance of the Company as a whole. In making individual base salary recommendations, the Committee considers the executive's sustained performance against his or her individual job responsibilities including, where appropriate, the impact of such performance on the business results of the Company, as well as the executive's experience, management and leadership ability and potential for advancement, his or her compensation history and the Company's performance.

     CASH INCENTIVE AWARDS - To encourage performance and to provide a direct link with executive compensation, the Company pays annual cash bonuses in accordance with the Braun's Management Bonus Plan (the "Plan"). Under the Plan, bonuses are primarily based on the Company's performance as measured against the Company's business plan. Annual pre-tax earnings targets are set by the Committee based on the Company's pre-tax earnings budget and other objective criteria as approved by the Committee. Actual annual incentive payments are based upon a pre-bonus, pre-tax earnings performance formula. The Committee may also make discretionary bonuses based on individual achievement.

     LONG-TERM INCENTIVE COMPENSATION - The Committee believes that granting stock options to executive officers and key employees provides an incentive for them to make decisions which are in the long-term best interest of the Company. In determining stock option grants, the Committee considers the executive's contribution to the Company's performance and his or her anticipated future contributions toward meeting the Company's long-term strategic goals, as well as industry practice.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     The base salary of William J. Prange, the Company's President and Chief Executive Officer, under his employment agreement was $300,000 in fiscal 1999. In accordance with the Company's bonus plan, Mr. Prange received a bonus of $171,133 last year. In fiscal 1999, the Committee awarded Mr. Prange options to purchase 100,000 shares of Common Stock. The Committee believes that the grant of these options provides a substantial incentive and further aligns the interest of senior management with shareholders.

May 15, 1999                  Members of the Compensation Committee

                              Marc C. Ostrow, Former Chairman
                              Larry C. Barenbaum
                              Donald D. Beeler

SUMMARY COMPENSATION TABLE

     The following table sets forth, the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                     ANNUAL COMPENSATION                        LONG-TERM
                                ----------------------------------------------------------     COMPENSATION
--------------------------------------------------------------------------------------------------------------------------------
                                                                            OTHER ANNUAL           AWARDS           ALL OTHER
         NAME AND              FISCAL            SALARY        BONUS        COMPENSATION           OPTIONS         COMPENSATION
    PRINCIPAL POSITION          YEAR             (  $  )    (   $  )(1)    (     $     )(2)     (   #   )(3)      (    $    )(4)
--------------------------------------------------------------------------------------------------------------------------------
 Nicholas H. Cook               1999              180,417       --                --                      --             13,932
 Chairman                       1998              240,000     121,794             --                  10,000              6,966
                                1997              231,000      15,000             --                  87,800(5)           6,966
--------------------------------------------------------------------------------------------------------------------------------
 William J. Prange              1999              300,000     171,133             --                 100,000             14,736
 President and Chief            1998              203,333     121,794             --                  10,000              6,341
 Executive Officer              1997              165,000      10,000             --                  85,000(5)           5,963
--------------------------------------------------------------------------------------------------------------------------------
 Joseph E.                      1999              175,000     114,089             --                  55,000              4,268
 Pennington (6)                 1998              141,667      76,121              --                 25,000                 --
 Executive Vice President and   1997                5,625       --                --                  25,000                 --
 Chief
 Operating Officer
--------------------------------------------------------------------------------------------------------------------------------
 Ralph C. Neal (7)              1999              175,000     114,089             --                  45,000              3,050
 Executive Vice President of    1998              156,667      76,121             --                  25,000                600
 Store Operations               1997               65,967       --                --                  25,000                 --
--------------------------------------------------------------------------------------------------------------------------------
 Kathryn R. Gangstee            1999              125,000      45,635             --                  15,000              1,940
 Senior Vice President and      1998              100,000      22,050             --                  15,000              1,500
 General Merchandising Manager  1997               80,000       7,500             --                  13,800              1,303
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1)  Reflects bonus earned during the fiscal year.

(2) "Other Annual Compensation" includes the following, to the extent that the aggregate amount thereof exceeds the lesser of $50,000 or 10% of the total annual salary and bonus reported for the individual: personal benefits received by the named individuals and amounts reimbursed the individuals during the year for payment of taxes.

(3) On February 27, 1998, in connection with management succession agreements, the Company accelerated the vesting schedule on 83,000 options to Mr. Cook which had remaining vesting schedules ranging from three to five years.

(4) "All Other Compensation" includes the following amounts contributed by the Company during the fiscal year under the Company's Retirement Savings Plan for each of the named officers: $2,000, $2,375, and $1,997 for Mr. Prange in 1999, 1998 and 1997, respectively, $2,000, for Mr. Pennington for 1999, $2,000 and $600 for Mr. Neal in 1999 and 1998, and $1,948, $1,500 and
     $1,303 for Ms. Gangstee for 1999, 1998 and 1997, respectively. Life insurance premiums were paid on behalf of each named executive officer in the amount of $13,932 for Mr. Cook, $12,736 for Mr. Prange, $2,268 for Mr. Pennington and $1,050 for Mr. Neal in 1999, $6,966 for Mr. Cook, and $3,966 for Mr. Prange in 1998 and 1997.

(5) Includes options which were repriced in June 1996, including 77,600 for Mr. Cook and 50,000 for Mr. Prange.

(6)  Mr. Pennington became employed by the Company in February 1997.

(7)  Mr. Neal became employed by the Company in August 1996.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in fiscal 1999 to the named executive officers:

-----------------------------------------------------------------------------------------------------------------------------------
                                                               Individual Grants
-----------------------------------------------------------------------------------------------------------------------------------
                                                           % of
                                                      Total Options/                                    Potential Realizable Value
                                                           SARs                                         at Assumed Annual Rates of
                                        Options/        Granted to         Exercise                      Stock Price Appreciation
                                          SARs           Employees         or Base                          for Option Term (2)
                                        Granted          in Fiscal          Price         Expiration   ----------------------------
        Name                              (#)            Year (1)           ($/sh)           Date            5%             10%
-----------------------------------------------------------------------------------------------------------------------------------
 Nicholas H. Cook                          --               --                --              --             --             --

-----------------------------------------------------------------------------------------------------------------------------------
 William  J. Prange                     100,000            32.8%            10.69          3-27-08        $672,131      $1,703,312

-----------------------------------------------------------------------------------------------------------------------------------
 Joseph E. Pennington                    55,000            18.0%            10.69          3-27-08        $369,672        $936,822

-----------------------------------------------------------------------------------------------------------------------------------
 Ralph C. Neal                           45,000            14.8%            10.69          3-27-08        $302,459        $766,491

-----------------------------------------------------------------------------------------------------------------------------------
 Kathryn R. Gangstee                     15,000             4.9%            10.69          3-27-08        $100,820        $255,497

-----------------------------------------------------------------------------------------------------------------------------------

(1)  The Company granted 305,000 options to employees during fiscal 1999.

(2) The dollar amounts under these columns are the result of calculations at the assumed 5% and 10% rates mandated by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. No gain to the optionees is possible without an increase in stock price which will benefit all stockholders commensurably.


     The following table sets forth, for each of the executive officers named in the Summary Compensation Table above, the year-end value of unexercised options.

           OPTION EXERCISES AND VALUE OF OPTIONS AT END OF FISCAL 1999

-------------------------------------------------------------------------------------------------------------------------------
                                                                   Number of Unexercised               Value of Unexercised
                                    Shares                           Options At End Of                 In-the-Money Options
                                  Acquired                          Fiscal 1999 (#)               at End of Fiscal 1999 (1)
                                      on             Value     -----------------------------     ------------------------------
              Name                 Exercise      Realized      Exercisable     Unexercisable     Exercisable      Unexercisable
              ----                 --------      --------      -----------     -------------     -----------      -------------
                                     (#)          ($)(1)
-------------------------------------------------------------------------------------------------------------------------------
 Nicholas H. Cook                   64,000        472,800        33,600              0            $127,100             $0
-------------------------------------------------------------------------------------------------------------------------------
 William J. Prange                     0            N/A          44,500           150,500(2)      $235,772          $264,854
-------------------------------------------------------------------------------------------------------------------------------
 Joseph E. Pennington                  0            N/A          21,667            83,333(3)       $13,125            $8,750
-------------------------------------------------------------------------------------------------------------------------------
 Ralph C. Neal                         0            NA           13,333            73,333(4)       $43,337           $45,207
-------------------------------------------------------------------------------------------------------------------------------
 Kathryn R. Gangstee                   0            NA            7,600            31,600(5)       $27,400           $28,525
-------------------------------------------------------------------------------------------------------------------------------

(1) Calculated value based on market value of the Company's Common Stock on August 6, 1998 of $10.19 less the exercise price.

(2) Of these options, 20,000 vested on 3-27-99, 28,333 will vest on 6-24-99 and 2,000 will vest on 7-17-99.

(3)  Of these options, 11,000 vested on 3-27-99, and 5,000 will vest on 7-17-99.

(4)  Of these options, 9,000 vested on 3-27-99, and 5,000 will vest on 7-17-99.

(5) Of these options, 5,000 vested on 3-27-99, 4,600 will vest on 6-24-99 and 3,000 will vest on 7-17-99.

EMPLOYMENT AND OTHER AGREEMENTS

     In March 1998, the Company entered into three-year employment agreements with Messrs. Prange, Pennington and Neal (the "Employment Agreements"). The Employment Agreements further provide for one-year automatic extensions if the Employment Agreements are not terminated by the Company or the executive. The Employment Agreements also provide that Messrs. Prange, Pennington and Neal are entitled to certain severance benefits in the event that their employment is terminated by the Company "without cause" or by such executive following a "change of control" (both as defined in the Employment Agreements). Upon such termination, the executive would receive his salary for one year following notice of termination, less any cash compensation earned by the executive by other reemployment during the period. The Employment Agreements provide for a continuation of salary payments and other benefits thereunder in the event of disability of the executive (reduced by any disability insurance benefits received by such executive) or death (up to the benefit of any life insurance policies obtained by the Company with respect to such executive). Each of the Employment Agreements contains a covenant not to compete with the Company for
(i) the period during which they receive severance benefits in the event of their termination by the Company "without cause" or at their election upon a "change of control," and (ii) a period of one year in the event of their termination for any other reason.

     On February 26, 1998, the Company entered into a Management Succession and Separation Agreement with Mr. Cook. Mr. Cook's agreement provides that he shall continue to serve as the Company's Chairman of the Board through August 31, 1999. Mr. Cook provides consulting and other services as requested by the Board of Directors. Mr. Cook's compensation is at an annual salary of $175,000 from April 1, 1998 through August 31, 1999, and an annual salary of $100,000 from September 1, 1999 through August 31, 2001.

     The agreement also provided that 83,000 unvested options previously granted to Mr. Cook became fully vested and immediately exercisable on February 26, 1998.

MANAGEMENT BONUS PLAN

     Under the Braun's Management Bonus Plan (the "Bonus Plan") certain key management employees of the Company, including all executive officers, are eligible to receive annual bonuses. Bonuses under the Bonus Plan are based on a comparison of targeted pre-tax earnings (as determined on an annual basis by the Compensation Committee) to the Company's actual pre-tax earnings. In the event that actual pre-tax earnings are less than or equal to the hurdle rate set by the Compensation Committee from time-to-time, no bonuses are paid by the Company. In fiscal 1999, Messrs. Prange, Pennington, Neal and Gangstee received bonuses of $171,133, $114,089, $114,089 and $45,635, respectively.


SECTION 401(k) PLAN

     Effective March 1991, the Company established the Braun's Fashions, Inc. Retirement Savings Plan, a voluntary tax deferred retirement plan qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "401(k) Plan"). Pursuant to the 401(k) Plan, eligible employees (employed at the Company for more than one year) may elect to contribute up to 16% of their compensation, subject to limitations under the Internal Revenue Code, to the 401(k) Plan. The Company is permitted to make discretionary matching contributions of up to 50% of the first 6% of the participant's pre-tax contributions. Matching contributions vest at a rate of 25% per year. Neither employee nor Company contributions to the 401(k) Plan are taxable to the employee until such amounts are distributed to the employee, and Company contributions are tax deductible by the Company at the time of contribution. The Company made a contribution for fiscal 1999 in the amount of $67,362, including $2,000 on behalf of Mr. Prange, Mr. Pennington and Mr. Neal and $1,948 on behalf of Ms. Gangstee.

                          COMPARATIVE STOCK PERFORMANCE

     The graph below compares the cumulative total shareholder return on the Common Stock of the Company since [February 27], 1994 to the cumulative total shareholder return over such period of (i) the Nasdaq Stock Market (U.S. Companies) index and (ii) the Nasdaq Retail Trade index. The information contained in this graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into any such filing.



                                 [INSERT GRAPH]

                                  PROPOSAL TWO
                    PROPOSAL TO INCREASE THE NUMBER OF SHARES
                 AUTHORIZED UNDER THE 1997 STOCK INCENTIVE PLAN

GENERAL

     On April 8, 1999, the Company's Board of Directors adopted, subject to shareholder approval, an amendment to the Company's 1997 Stock Incentive Plan (the "1997 Incentive Plan") increasing the number of shares of Common Stock authorized for issuance under the 1997 Incentive Plan by 225,000 shares to an aggregate of 675,000 shares. The Board of Directors believes that stock options have been, and will continue to be, an important compensation element in attracting and retaining key employees. As of the record date for the Meeting, 149,000 shares of Common Stock remained available for future grants of stock options under the 1997 Incentive Plan.

SUMMARY OF 1997 INCENTIVE PLAN

     The purpose of the 1997 Incentive Plan is to aid the Company in maintaining and developing management personnel capable of assuring the future success of the Company, to offer such personnel incentives to put forth maximum efforts for the success of the Company's business and to afford such personnel an opportunity to acquire a proprietary interest in the Company. All key employees of the Company are eligible to receive awards under the 1997 Incentive Plan. The 1997 Incentive Plan terminates in 2007, and no awards may be made after such date. However, unless otherwise expressly provided in the 1997 Incentive Plan, any option granted may extend beyond the termination date of the 1997 Incentive Plan.

     The 1997 Incentive Plan permits the granting of: (a) stock options, including "Incentive Stock Options" meeting the requirements of Section 422 of the Code ("Incentive Stock Options") and (b) stock options that do not meet such requirements ("Nonqualified Stock Options"). The 1997 Incentive Plan is administered by the Company's Compensation Committee (the "Committee"). The Committee has the authority to establish rules for the administration of the 1997 Incentive Plan; to select the key persons to whom options are granted; to determine the number of shares of Common Stock covered by such options; and to set the terms and conditions of such options. Determinations and interpretations with respect to the 1997 Incentive Plan are in the sole discretion of the Committee, whose determinations and interpretations are binding on all interested parties. The Committee may delegate to one or more officers the right to grant options with respect to individuals who are not subject to Section 16(b) of the Securities Act.

     The exercise price per share under any stock option cannot be less than 100% of the fair market value of the Company's Common Stock on the date of the grant of such option. Determinations of fair market value under the 1997 Incentive Plan are made in accordance with methods and procedures established by the Committee. For purposes of the 1997 Incentive Plan, the fair market value of shares of Common Stock on a given date is (i) the last sales price of the shares as reported on The NASDAQ Stock Market, if the shares are then being quoted on The NASDAQ

Stock Market or (ii) the closing price of the shares on such date on a national securities exchange, if the shares are then being traded on a national securities exchange.

     No option granted under the 1997 Incentive Plan may be assigned, transferred, pledged or otherwise encumbered by the individual to whom it is granted, otherwise than by will, by designation of a beneficiary, or by laws of descent and distribution. Each option is exercisable during such individual's lifetime, only by such individual, or, if permissible under applicable law, by such individual's guardian or legal representative. If any shares of Common Stock subject to any options are not purchased or are forfeited, the shares previously used for such options become available for future grants under the 1997 Incentive Plan.

     If any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Company, or other similar corporate transaction or event affects the shares of Common Stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 1997 Incentive Plan, the Committee shall proportionately adjust (a) the number and type of shares (or other securities or property) which thereafter may be made the subject of options, (b) the number and type of shares (or other securities or property) subject to outstanding options, and (c) the exercise price with respect to any option. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the 1997 Incentive Plan or any option agreement in the manner and to the extent it shall be deemed desirable to carry the 1997 Incentive Plan into effect.

     The Board of Directors may amend, alter or discontinue the 1997 Incentive Plan at any time, provided that shareholder approval must be obtainable for any change that (i) absent such shareholder approval, would cause Rule 16b-3 as promulgated by the Securities and Exchange Commission under the Securities Act, to become available with respect to the 1997 Incentive Plan; (ii) requires the approval of the Company's shareholders under any rules or regulations of the National Association of Securities Dealers, Inc. or any securities exchange applicable to the Company; or (iii) requires the approval of the Company's shareholders under the Internal Revenue Code (the "Code") in order to permit Incentive Stock Options to be granted under the 1997 Incentive Plan.

     The following is a summary of the principal federal income tax consequences generally applicable to options under the 1997 Incentive Plan. The grant of an option is not expected to result in any taxable income for the recipient. The holder of an Incentive Stock Option generally will have no taxable income upon exercising the Incentive Stock Option (except that a liability may arise pursuant to the alternative minimum tax), and the Company will not be entitled to a tax deduction when an Incentive Stock Option is exercised. Upon exercising a Nonqualified Stock Option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of the Common Stock acquired on the date of exercise over the exercise price, and the Company will be entitled at that time to a tax deduction for the same amount. The tax consequences to an optionee upon a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an Incentive Stock Option or by exercising a Nonqualified Stock Option. Generally, there will be no tax consequences to the Company in connection with disposition of shares acquired under an option, except that the Company may be entitled to a tax deduction in the case of a disposition of shares acquired under an Incentive Stock Option before the applicable Incentive Stock Option holding periods set forth in the Code have been satisfied.

     Special rules apply in the case of individuals subject to Section 16(b) of the Securities Act. In particular, under current law, unless a special election is made pursuant to the Code, shares received pursuant to the exercise of a stock option may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized, and the amount of the Company's tax deduction, may be determined as of the end of such period. Common Stock acquired under the 1997 Incentive Plan may only be re-offered or resold under an effective registration statement, under Rule 144 or under another exemption from the registration requirements of the Securities Act of 1933, as amended.

BOARD RECOMMENDATION AND SHAREHOLDER VOTE REQUIRED

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE 1997 INCENTIVE PLAN. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Meeting on this item of business is necessary to approve the proposal. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to approve the proposal. Shares held by persons who abstain from voting on the proposal and broker "non-votes" will not be voted for or against the proposal. Shares held by persons abstaining will be counted in determining whether a quorum is present for the purpose of voting on the proposal but broker non-votes will not be counted for this purpose.


                                 PROPOSAL THREE
                            ADOPTION OF AMENDMENT TO
                    INCREASE THE NUMBER OF AUTHORIZED SHARES

     Article IV of the Company's Certificate of Incorporation provides that the aggregate number of shares of all classes of stock which the Company shall have authority to issue is Ten Million (10,000,000) shares: Nine Million (9,000,000) shares of Common Stock and One Million (1,000,000) shares of Preferred Stock. Upon management's recommendation, the Board of Directors recommends to the shareholders that Article IV of the Company's Certificate of Incorporation be amended to increase the number of authorized shares of Common Stock to Fourteen Million (14,000,000) shares, thereby increasing to Fifteen Million shares (15,000,000) the aggregate number of shares of all classes of stock which the Company shall have authority to issue. No shareholder of the Company has any preferential, preemptive or other rights of subscription to any shares of the Company allotted or sold or to be allotted or sold, or to any obligations or securities convertible into stock of the Company.

     Of the Nine Million (9,000,000) shares of the Company's Common Stock now authorized for issuance, 4,353,894 shares were issued and outstanding as of May 28, 1999, and an additional 912,027 shares of Common Stock were reserved for issuance pursuant to the Company's stock option plans and 368,000 shares were held as treasury shares. This leaves the Company with only 3,366,079 authorized but unissued, unreserved, and uncommitted shares of Common Stock, not held as treasury stock, available for issuance. Management and the Board of Directors believe that it is desirable to increase the number of authorized shares of Common Stock available for issuance as recommended to enable the Company to finance its business through issuance and sale of shares of Common Stock, for issuance in respect of stock dividends that may subsequently be declared, for issuance in respect of acquisition opportunities which may subsequently become available (management knows of none as of the date hereof), for issuance in respect of employee stock option plans and for general corporate purposes.

     Accordingly, the Board of Directors recommends adoption by the shareholders of the following amended Article IV of the Certificate of Incorporation.


                                   ARTICLE IV

               FOURTH: The total number of shares of all classes of Stock that the Corporation shall have authority to issue is fifteen million (15,000,000) shares, of which (a) one million (1,000,000) shares shall be undesignated preferred stock having a par value of $.01 per share (the "Preferred Stock"), and (b) fourteen million (14,000,000) shares shall be common stock with the par value of $.01 per share (the "Common Stock"). Notwithstanding the foregoing, the Corporation shall not issue nonvoting equity securities, whether in the form of Common Stock or other equity securities.

     The holders of shares of Common Stock shall have one (1) vote for each share of Common Stock held of record on each matter submitted to the holders of shares of Common Stock.

     It should be noted that the additional shares of Common Stock could be used to dilute the percentage stock ownership of persons seeking to obtain control of the Company. In this sense, the proposal to increase the number of authorized shares of Common Stock may have an anti-takeover effect.

BOARD RECOMMENDATION AND SHAREHOLDER VOTE REQUIRED

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO ADOPT THE AMENDMENT TO INCREASE THE NUMBER OF SHARES UNDER THE COMPANY'S CERTIFICATE OF INCORPORATION. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Meeting on this item of business is necessary to approve the proposal. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to approve the proposal. Shares held by persons who abstain from voting on the proposal and broker "non-votes" will not be voted for or against the proposal. Shares held by persons abstaining will be counted in determining whether a quorum is present for the purpose of voting on the proposal but broker non-votes will not be counted for this purpose.


                                  PROPOSAL FIVE
                        RATIFICATION AND APPROVAL OF THE
                       APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors selected the accounting firm of PricewaterhouseCoopers LLP to serve as its independent auditor for the fiscal year ending February 26, 2000. PricewaterhouseCoopers LLP has audited the Company's financial statements since the fiscal year ended March 2, 1991. A proposal to ratify the appointment for the current year will be presented at the Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

BOARD RECOMMENDATION AND SHAREHOLDER VOTE REQUIRED

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITOR. Ratification of the selection requires the affirmative vote by a majority of the shares of Common Stock present or represented at the Meeting. Shares held by persons who abstain from voting on the proposal and broker "non-votes" will not be voted for or against the proposal. Shares held by persons abstaining will be counted in determining whether a quorum is present for purposes of voting on the proposal but broker non-votes will not be counted for this purpose. If the appointment is not ratified by the shareholders, the Board of Directors is not obligated to appoint other auditors, but the Board of Directors will give consideration to such unfavorable vote.


                  SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Any shareholder proposals intended to be presented at the Company's next annual meeting of shareholders must be received by the Company at its office located at 2400 Xenium Lane North, Plymouth, Minnesota 55441 on or before January 31, 2000 to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting.

                                  OTHER MATTERS

     A copy of the Company's Annual Report on Form 10-K for the year ended February 27, 1999, is included with this Proxy Statement.

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Meeting in accordance with the directions given. In voting by proxy in regard to the election of the two Class 2 directors to serve until the 2002 Annual Meeting of Shareholders and the election of the one Class 3 director, shareholders may vote in favor of the nominees or withhold their votes as to the nominees or withhold their votes as to specific nominees. With respect to other items to be voted upon, shareholders may vote in favor of the item or against the item or may abstain from voting. Shareholders should specify their choices on the enclosed Proxy. Any Proxy in which no direction is specified will be voted in favor of each of the matters to be considered.

     The Board of Directors does not intend to bring any matters before the Meeting other than as stated in this Proxy Statement and is not aware that any other matters will be presented for action at the Meeting. Should any other matters be properly presented, the person named in the enclosed form of Proxy will vote the Proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the Proxy.



                              By Order of the Board of Directors,



                              Nicholas H. Cook
                              Chairman of the Board


June 15, 1999
Minneapolis, Minnesota

                                     PROXY
                          BRAUN'S FASHIONS CORPORATION
                 ANNUAL MEETING OF SHAREHOLDERS--JULY 28, 1999

    The undersigned hereby appoints William J. Prange and Andrew K. Moller, and each of them, with full power of substitution as proxies and agents (the "Proxy Agents") in the name of the undersigned, to attend the Annual Meeting of Shareholders of Braun's Fashions Corporation (the "Company") to be held at 2800 LaSalle Plaza, 800 LaSalle Avenue, Minneapolis, Minnesota on Wednesday, July 28, 1999 at 3:00 p.m. Central Time, or any adjournment thereof, and to vote the number of shares of Common Stock of the Company that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows.

1.         ELECTION OF DIRECTORS
           / / FOR all nominees listed below            / / WITHHOLD authority
             (except as marked to the contrary).          to vote for all nominees listed below.
           (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE
           NOMINEE'S NAME IN THE LIST BELOW.)

                            CLASS 2 NOMINEES                         CLASS 3 NOMINEE
           -------------------------------------------  -------------------------------------------
                            LARRY C. BARENBAUM                       WILLIAM J. PRANGE
                            DONALD D. BEELER
2.         PROPOSAL TO INCREASE THE NUMBER OF SHARES UNDER THE 1997 STOCK INCENTIVE PLAN FROM
           450,000 TO 675,000 SHARES.
                             / / FOR                                    / / AGAINST
3.         PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES TO 15 MILLION.
                             / / FOR                                    / / AGAINST
4.         PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP as the Company's
           independent auditors for the Company's current fiscal year.
                             / / FOR                                    / / AGAINST
5.         In their discretion, the Proxy Agents are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

1.


2.

                           / / ABSTAIN
3.
                           / / ABSTAIN
4.

                           / / ABSTAIN
5.


    THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED TO THE COMPANY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

    PLEASE DATE AND SIGN the enclosed proxy exactly as the name(s) appears herein and return promptly in the accompanying envelope. If the shares are held by joint tenants or as community property, both shareholders should sign.

    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

    Receipt of Notice of Annual Meeting of Shareholders, Annual Report on Form
10-K for the year ended February 27, 1999 and Proxy Statement dated June   ,
1999 is hereby acknowledged by the undersigned.

                                                                Dated: , 1999

                                                                ----------------------------------
                                                                Signature

                                                                ----------------------------------
                                                                Name, typed or printed

                                                                ----------------------------------
                                                                Tax identification or social
                                                                security number


                                                                ----------------------------------

                                                                Signature

                                                                ----------------------------------

                                                                Name, typed or printed

                                                                ----------------------------------

                                                                Tax identification or social

                                                                security number
